UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2016

CHINA YIDA HOLDING, CO.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-26777	50-0027826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28/F Yifa Building, No. 111 Wusi Road Fuzhou, Fujian, P. R. China	350003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 (591) 2830 2230

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 8, 2016, China Yida Holding, Co. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with China Yida Holding Acquisition Co., a Nevada corporation (“Acquisition”, together with the Company, the “Parties” and any one of them a “Party”).

The Merger Agreement

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, at the effective time of the merger, the Company will be merged with and into Acquisition, the separate corporate existence of the Company shall thereupon cease and Acquisition shall continue as the surviving company of the merger (the “Merger”). Each of the Company’s shares of common stock issued and outstanding immediately prior to the effective time of the Merger (the “Shares”) will be converted into the right to receive US$3.32 in cash without interest, except for (i) Shares owned by Acquisition, any of its affiliates or the Company, and (ii) Shares to be contributed to Acquisition by Mr. Minhua Chen and Mrs. Yanling Fan, immediately prior to the effective time of the Merger pursuant to a rollover agreement, dated as of March 8, 2016, among Acquisition, Mr. Minhua Chen and Mrs. Yanling Fan ((i) and (ii) collectively, the “Excluded Shares”), which will be cancelled for no consideration and cease to exist as of the effective time of the Merger. Currently, Mr. Minhua Chen and Mrs. Yanling Fan collectively beneficially own approximately 57.84% of the Company’s outstanding shares of common stock, on a fully diluted, as converted basis and 100% of Acquisition’s outstanding shares of common stock. Mr. Chen is Chief Executive Officer, President and Chairman and Ms. Fan is Chief Operating Officer of the Company and Acquisition.

The Merger Agreement contains representations and warranties of the Parties that are, in general, customary for a transaction of this type. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Parties and may be subject to important qualifications and limitations agreed to by the Parties in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors or may have been used for purposes of allocating risk among the Parties rather than establishing matters as facts.

The Parties have also agreed to certain covenants, including covenants requiring the Company to conduct its business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to preserve substantially intact its business organization and relationships with governmental authorities, customers, suppliers and other persons with which it has material business relations through the effective time of the Merger, except as expressly provided in the Merger Agreement.

The Company has agreed to certain restrictions on its ability to solicit or initiate proposals or offers, and to engage in or otherwise participate in discussions or negotiations, with third parties concerning any alternative transaction proposal until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the time at which the Merger is consummated.

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Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, but not limited to: (a) adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares of the Company present and voting in person or by proxy as a single class, as determined in accordance with the Articles of Incorporation of the Company; (b) the absence of any order, injunction or decree preventing or making illegal the consummation of the Merger; (c) the truth and correctness of each Party’s representations and warranties at closing (subject to materiality qualifiers); (d) the compliance of each Party with its covenants in all material respects, and (e) the absence of any material adverse effect on the Company.

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the Company and/or Acquisition (whether before or after the receipt of stockholder approvals) under the circumstances and in the manner prescribed in the Merger Agreement. Upon termination, the Merger Agreement shall forthwith become void and none of the Company, Acquisition, any of their respective subsidiaries or any of their respective representatives shall have any liability under the Merger Agreement, except that certain provisions such as payment of termination fees following termination shall survive any termination of the Merger Agreement.

In specified circumstances, if the Merger Agreement is terminated, the Company shall pay Acquisition a termination fee in the amount of US$375,000 plus Acquisition’s reasonable out-of-pocket expenses, or receive from Acquisition a termination fee in the amount of US$375,000 plus the Company’s reasonable out-of-pocket expenses.

Acquisition has or will have available to it, as of the effective time of the Merger, all funds necessary for the payment payable by it in connection with the Merger.

Rollover Agreement

Concurrently with the execution of the Merger Agreement, Mr. Minhua Chen and Mrs. Yanling Fan (the “Rollover Shareholders”) entered into a Rollover Agreement (the “Rollover Agreement”) with Acquisition, pursuant to which (i) the Rollover Shareholders shall transfer and deliver to Acquisition the Shares of the Company owned by such persons and Acquisition shall issue and deliver to them the shares of common stock of Acquisition; and (ii) the Rollover Shareholders have agreed, among other things, to vote all of the Shares of the Company beneficially owned by such persons and their respective affiliates in favor of the approval of the Merger Agreement and against any other acquisition proposal with respect to the Company.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, Mr. Minhua Chen and Mrs. Yanling Fan, entered into a Limited Guarantee (the “Limited Guarantee”) in favor of the Company, guaranteeing certain payment obligations of Acquisition pursuant to the Merger Agreement.

The foregoing descriptions of the Merger Agreement, the Rollover Agreement and the Limited Guarantee do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the Rollover Agreement and the Limited Guarantee, copies of which are filed as Exhibit 2.3, Exhibit 9.1 and Exhibit 9.2 hereto, respectively, and are incorporated herein in their entirety by reference.

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Board Recommendation; Proxy Materials

The Board of Directors, based upon the unanimous recommendation of a special committee of the Board of Directors comprised solely of independent directors (the “Special Committee”), approved and adopted the Merger Agreement and has recommended that the Company’s stockholders vote to approve the Merger Agreement. The Special Committee negotiated the terms of the Merger Agreement with the assistance of ROTH Capital Partners, LLC, which has provided an opinion to the Special Committee to the effect that the merger consideration to be received by holders of the Shares (other than the Excluded Shares) is fair, from a financial point of view, to such holders.

In connection with the Special Meeting of stockholders to be held to approve the proposed Merger, the Company will prepare and mail a proxy statement to its stockholders. In addition, certain participants in the proposed transaction will prepare and mail to the Company’s stockholders a Schedule 13E-3 transaction statement. These documents will be filed with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACQUISITION, THE COMPANY, THE MERGER, THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE MERGER ON BEHALF OF THE COMPANY AND THE INTERESTS OF THOSE PERSONS IN THE MERGER AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the proposed Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, these documents can be obtained, without charge, by contacting the Company at China Yida Holding, Co., 28/F Yifa Building, No. 111 Wusi Road, Fuzhou, Fujian, P. R. China telephone: 86 (591) 2830 2230. E-mail: jocelynchen@yidacn.net.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the proposed Merger when it is filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this announcement may be viewed as "forward-looking statements" within the meaning of Section 27A of U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements.  The accuracy of these statements may be affected by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated.  The Company undertakes no ongoing obligation, other than that imposed by law, to update these statements.

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Item 8.01	Other Events.

On March 10, 2016 the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.3	Agreement and Plan of Merger, dated as of March 8, 2016, by and among China Yida Holding, Co. and China Yida Holding Acquisition Co.

9.1	Rollover Agreement, dated as of March 8, 2016, by and among China Yida Holding Acquisition Co., Mr. Minhua Chen and Mrs. Yanling Fan

9.2	Limited Guarantee, dated as of March 8, 2016, by Mr. Minhua Chen and Mrs. Yanling Fan

99.1	Press Release dated March 10, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA YIDA HOLDING, CO.

Dated: March 10, 2016	By:	/s/ Yongxi Lin
Name: Yongxi Lin
Title: Chief Financial Officer

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